Exhibit 99.1

PRESS RELEASE May 20, 2015	For Immediate Release Contact: Tom Skiba Chief Financial Officer email: tskiba@sajan.com phone: 715-426-9505

Sajan Announces Appointment of Paul Rome as Chief Operating Officer

RIVER FALLS, Wis. – May 20, 2015: Sajan, Inc. (NASDAQ: SAJA), a leading provider of global language services and translation management system technology, today announced that Paul Rome has accepted the position of chief operating officer with an anticipated start date of June 8, 2015.

With more than 20 years in technology, operations and business development, Mr. Rome also has extensive first-hand experience with growing and managing a global enterprise. Most recently, he served as vice president of technology delivery, legal solutions, at Merrill Corporation. As chief operating officer, he will lead operational strategy and management to foster Sajan’s continual growth.

Mr. Rome assumes the position following the 18-year tenure of Angel Zimmerman, who cofounded Sajan and served as chief operating officer since the company’s inception. In January of this year, Ms. Zimmerman announced her retirement. In order to aid in the transition to Mr. Rome, Ms. Zimmerman will remain an employee of Sajan until July 15, 2015. She will then continue as a consultant in an advisory capacity for 90 days thereafter.

Shannon Zimmerman, Sajan CEO said, “Sajan has been performing well, and an addition like Paul is meant to position the company for continued strong performance. His experience and skills make this an exciting time at Sajan.” He continued, “Angel did a great job from our formative years to today and was influential in establishing the culture of innovation and customer-centric philosophy. She will be missed, but her work lives on.”

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of Sajan’s solution is its industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for its clients. By working closely with its clients, Sajan’s experienced team of localization professionals develops tailored solutions that lend flexibility to any large or small business that truly desires to “think globally but act locally.” Based in the United States, Sajan also has offices in Ireland, Spain and Singapore. Visit Sajan online at www.sajan.com.